* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.


                                                                    EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                     Between

                          APPLIED DIGITAL ACCESS, INC.

                                       and

                            NORTHERN TELECOM LIMITED

                                TABLE OF CONTENTS



1.       INTERPRETATION                                                         2
         1.1      Definitions                                                   2
         1.2      Interpretation                                                4
         1.3      Schedules                                                     5

2.       PURCHASE AND SALE                                                      5
         2.1      Purchase of Purchased Assets                                  5
         2.2      Excluded Assets                                               5
         2.3      Assumed Liabilities                                           6
         2.4      No Assumption of Liabilities                                  6
         2.5      Purchase Price                                                6
         2.6      Manner of Payment                                             7
         2.7      Issuance of Stock and Warrants; Registration Rights           7
         2.8      Allocation of Purchase Price.                                 8
         2.9      Expenses and Taxes                                            8
         2.10     Title                                                         8
         2.11     Election                                                      8
         2.12     Contingent Payments                                           8

3.       NORTEL'S REPRESENTATIONS AND WARRANTIES                                10
         3.1      Representations and Warranties                                10
         3.2      Purchased Assets "AS IS, WHERE IS"                            12
         3.3      Purchaser's Sole Remedy                                       12
         3.4      Survival of Nortel's Representations and Covenants            12
         3.5      Nortel's Liability                                            12
         3.6      Conditions for Indemnification                                13
         3.7      Limitation of Nortel's Indemnification                        13

4.       PURCHASER'S REPRESENTATIONS AND WARRANTIES                             14
         4.1      Representations and Warranties                                14
         4.2      Nortel's Sole Remedy                                          15
         4.3      Survival of Purchaser's Representations and Covenants         15
         4.4      Purchaser's Liability                                         15
         4.5      Conditions for Indemnification                                16

5.       CONDITIONS TO CLOSING                                                  16
         5.1      Conditions for Purchaser's Benefit                            16
         5.2      Conditions for Nortel's Benefit                               17
         5.3      Non-Fulfillment of Conditions                                 17
         5.4      No Prejudice to Other Rights                                  17

6.       CLOSING                                                                18
         6.1      Time and Place of Closing                                     18
         6.2      Nortel's Obligations on Closing                               18
         6.3      Purchaser's Obligations on Closing                            18

7.       POST-CLOSING MATTERS                                                   19
         7.1      Nortel to Provide Access and Facilities                       19
         7.2      Post-Closing Access to Books and Records                      19
         7.3      Accounts Receivable                                           19

8.       CONFIDENTIAL INFORMATION                                               19
         8.1      Confidentiality                                               19
         8.2      Publicity                                                     19

9.       GENERAL PROVISIONS                                                     20
         9.1      Assignment                                                    20
         9.2      Counterparts; Facsimile                                       20
         9.3      Conflict in Terms                                             20
         9.4      Costs and Expenses                                            20
         9.5      Entire Agreement                                              20
         9.6      Finder's Fee                                                  21
         9.7      Further Assurances                                            21
         9.8      Governing Law                                                 21
         9.9      Notice                                                        21
         9.10     No Consequential Losses                                       22
         9.11     No Waiver                                                     22
         9.12     Severability                                                  22

Schedule A        -    Purchased Assets
Schedule B        -    License Agreement
Schedule C        -    Assumed Liabilities
Schedule D        -    Registration Rights Agreement
Schedule E        -    Services Agreement
Schedule F        -    Stock and Warrant Purchase Agreement
Schedule G        -    Transition Plan
Schedule H        -    Warrants
Schedule I        -    Allocation of Purchase Price
Schedule J        -    [Intentionally Left Blank]
Schedule K        -    Bill of Sale

                            ASSET PURCHASE AGREEMENT


THIS AGREEMENT dated for reference the 27th day of  June, 1997

BETWEEN:

                  APPLIED DIGITAL ACCESS, INC., a corporation duly incorporated under the laws of the State of California and having an office at 9855 Scranton Road, San Diego, California, U.S.A. 92121

                  (hereinafter referred to as "Purchaser")
                                                               OF THE FIRST PART

AND:

                  NORTHERN TELECOM LIMITED, a corporation duly incorporated under the laws of Canada and having an office at 8200 Dixie Road, Brampton, Ontario, Canada L6T 5P6

                  (hereinafter referred to as "Nortel")
                                                              OF THE SECOND PART


WHEREAS:

         Nortel is a company which provides advanced telecommunications systems and products to telecommunications carriers, vendors and users;

         Nortel's operations include its DSS II Business (as hereinafter defined) which focuses on developing software-intensive communications products for Nortel's Customers (as hereinafter defined);

         Purchaser and Nortel have entered into a Letter of Intent (as hereinafter defined) pursuant to which Purchaser has expressed an interest in purchasing certain assets of the DSS II Business; and

         Purchaser wishes to buy, and Nortel wishes to sell on the terms and conditions set out in this Agreement, certain assets of the DSS II Business;

NOW THEREFORE in consideration of the premises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

         1.1 DEFINITIONS. In this Agreement (including the recitals, this Article and each Schedule), unless there is something in the subject matter or context inconsistent therewith or unless otherwise expressly provided, the following words and expressions shall have the following meanings:

         "ADA" means ADA Canada, Inc., a company incorporated pursuant to the laws of The Yukon Territory;

         "Affiliate" means any person or entity controlling, controlled by or under common control with a party hereunder (with control, together with its correlative meaning "controlled by," meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity whether through ownership of voting securities by agreement or otherwise);

         "Closing" means the completion of the sale to and the purchase by Purchaser of the Purchased Assets in accordance with Article 2;

         "Closing Date" means the date for the Closing as specified in Section 6.1;

         "Closing Price" means the weighted average closing price of a share of Purchaser Common Stock as reported on the Nasdaq National Market for all of the trading days of a calendar quarter;

         "Confidential Information" means any proprietary, scientific, technical, planning, business, marketing, product or financial information (including DSS II Information), formulas, patterns, compilations, programs, devices, methods, techniques, processes, data, trade secrets or know-how ("Information") of one of the parties hereto or its Affiliates which is designated as confidential or similar designation at the time of disclosure or that would be understood by the party receiving such Information at the time of disclosure, exercising reasonable business judgment, to be confidential;

         "Contingent Payment" means the payments as specified in Section 2.12;

         "Customers" means the DSS II Business' customers as of the Time of Closing, with the exception ofAmeritech Communications Inc./Ameritech Services, Inc., Energis Communications Limited, Bell Cablemedia Management Limited, Avantel, S.A., Clear Communications Limited and Netherlands Armed Forces Integrated Network/The Kingdom of the Netherlands;

         "DSS II Business" means the business unit of Nortel that designs, develops, markets and licenses the DSS II Products;

         "DSS II Information" means all design documentation, customer product documentation (including training and operations), installation and maintenance documentation, marketing materials developed for general use, test specifications, Nortel proprietary utilities and tools, command files for software development and testing, and everything currently used by Nortel as of the Closing Date to develop, modify, enhance and support the DDS II Products to the extent available in accordance with Article 3 and 4 of the License Agreement (as hereinafter defined);

         "DSS II Intellectual Property" means any Nortel invention, patent, utility model, copyright, industrial design, mask work or integrated circuit topography right, or any Nortel right of whatsoever nature in processes, techniques, improvements, modifications, computer software and data, Confidential Information, trade secrets or know-how, or any intangible right or privilege of a nature similar to any of the foregoing which is incorporated in or infringed by the DSS II Software or the DSS II Information;

         "DSS II Products" means the DSS II products (including DSS II Software and DSS II Information) which are comprised of software proprietary to BC TEL, Microtel Limited and Nortel;

         "DSS II Software" means all of the source code, object code and machine code for the DSS II Products as of the Closing Date as described in Schedule A to the License Agreement;

         "Encumbrance" means a security interest, adverse claim (including right of first purchase, option, first refusal or pre-emption), burden, charge or other interest attaching to the Purchased Assets and created by, through or under Nortel;

         "Letter of Intent" means the Letter of Intent executed by Purchaser, ADA and Nortel and dated April 15, 1997;

         "License Agreement" means the License Agreement to be entered into by Purchaser and Nortel pursuant to which rights and licenses are to be granted to Purchaser to design, produce and market certain products or software programs based upon DSS II Information and DSS II Software, and attached hereto as Schedule B to this Agreement;

         "Losses" means all actions, liabilities, fines, penalties, costs, interest or damages suffered or incurred by a party, including reasonable attorney's fees and disbursements;

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature;

         "Purchased Assets" means the assets set out in Schedule A to this Agreement, but excluding the Excluded Assets;

         "Purchaser Common Stock" means the common stock of Purchaser, no par value;

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into in connection with the issuance of shares of Purchaser Common Stock and the Warrants as set forth in Section 2.5 of this Agreement, a form of which is attached hereto as Schedule D;

         "Services Agreement" means the Services Agreement to be entered into by Purchaser and Nortel pursuant to which Nortel will provide to Purchaser certain services related to the DSS II Business, and attached hereto as Schedule E to this Agreement;

         "Stock and Warrant Purchase Agreement" means the Stock and Warrant Purchase Agreement to be entered into in connection with the partial payment of the Purchase Price as set forth in Section 2.5 of this Agreement, a form of which is attached hereto as Schedule F;

         "Time of Closing" means the time on the Closing Date specified in
         Section 6.1;

         "Transaction Agreements" means the License Agreement, the Stock and Warrant Purchase Agreement, the Registration Rights Agreement, the Transaction Plan and the Services Agreement.

         "Transition Period" means that 120 day period following the Closing
         Date;

         "Transaction Plan" means the document attached hereto as Schedule G;
         and

         "Warrants" means those warrants exercisable into 150,000 shares of Purchaser Common Stock, in the form attached hereto as Schedule H.

         1.2 INTERPRETATION. For purposes of this Agreement, except as otherwise expressly provided:

         a) "this Agreement" means this agreement, including the Schedules hereto, as may from time to time be supplemented or amended and in effect;

         b) all references in this Agreement to a designated "Article," "Section," "Subsection" or other subdivision or to a Schedule are to the designated

              Article, Section, Subsection or other subdivision of, or Schedule to, this Agreement;

         c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision or Schedule;

         d) the headings in this Agreement are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

         e) unless expressed to be in some other currency, all references to currency refer to lawful money of the United States of America. The references to currency in the Schedules, excluding Schedule I, refer to Canadian currency; and

         f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

         1.3 SCHEDULES. The following Schedules are attached to and form a part of this Agreement:

         a)    Schedule A    -    Purchased Assets;
         b)    Schedule B    -    License Agreement
         c)    Schedule C    -    Assumed Liabilities
         d)    Schedule D    -    Registration Rights Agreement;
         e)    Schedule E    -    Services Agreement;
         f)    Schedule F    -    Stock and Warrant Purchase Agreement;
         g)    Schedule G    -    Transition Plan;
         h)    Schedule H    -    Warrants;
         i)    Schedule I    -    Allocation of Purchase Price;
         j)    Schedule J    -    [Intentionally Left Blank]; and
         k)    Schedule K    -    Bill of Sale

                                    ARTICLE 2
                                PURCHASE AND SALE

         2.1 PURCHASE OF PURCHASED ASSETS. Upon the terms and subject to the conditions herein contained, Nortel shall transfer, sell, assign and convey the Purchased Assets to Purchaser or ADA as designated by Purchaser, and Purchaser and ADA shall purchase and receive from Nortel all of Nortel's right, title and interest in and to the Purchased Assets.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 2.1 above, the following shall not be included in the Purchased Assets and shall not be sold by Nortel to Purchaser hereunder (the "Excluded Assets"):

         a)   all cash and cash equivalents;

         b)   all accounts receivable;

         c) all contracts and leases of equipment or other property not assigned to and assumed by Purchaser as part of the Purchased Assets or as otherwise contemplated by this Agreement;

         d)   all real estate and all leases of real property;

         e)   all prepaid expenses and deposits;

         f)   all causes of actions and litigation against third parties;

         g) all tax returns of Nortel and all tax refunds due Nortel from any governmental agency; and

         h) any solvents or chemicals which are identified by Purchaser on or before the Closing Date.

         Purchaser shall have no control over, interest in or liability or responsibility of any kind whatsoever for the Excluded Assets and/or Nortel's use or possession of same, whether before or after the Time of Closing, except as otherwise provided in the Services Agreement.

         2.3 ASSUMED LIABILITIES. As of the Closing Date and subject to Section
2.4 below, Purchaser hereby agrees to assume, satisfy or perform when due those liabilities and obligations of Nortel set forth in Schedule C attached hereto (the "Assumed Liabilities"). Nortel acknowledges and agrees that all of the Assumed Liabilities will be assumed by Purchaser as of the Closing Date.

         2.4 NO ASSUMPTION OF LIABILITIES. Purchaser shall not assume and shall not be liable for any liabilities of Nortel of whatever type or nature whatsoever not specifically included in the Assumed Liabilities, including for all employee accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employment benefit plan payments (collectively, the "Retained Liabilities") and Nortel assumes full responsibility with respect to all such employee accruals referred to in this subparagraph and all other Retained Liabilities.

         2.5 PURCHASE PRICE. In full consideration for the purchase by Purchaser of the Purchased Assets and for the transactions contemplated in this Agreement, Purchaser shall pay to Nortel the aggregate purchase price of US Three Million Five Hundred Ninety-Nine Thousand Nine Hundred Ninety-Eight Dollars (US$3,599,998) and the Warrants, as adjusted pursuant to Section 2.12 below (the "Purchase Price"), in the following manner and subject to the following conditions:

         a) Purchaser shall pay to Nortel US One Million Dollars (US$1,000,000) in cash at the Time of Closing;

         b) Purchaser shall issue to Nortel the Warrants at the Time of Closing;

         c) Purchaser shall pay Nortel US Eight Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars (US$866,666) in shares of Purchaser Common Stock, in cash or in a combination of cash and shares of Purchaser Common Stock, at Purchaser's sole discretion, per quarter, commencing

              July 15, 1997 for a period of three (3) consecutive quarters, for an aggregate payment of US Two Million Five Hundred Ninety-Nine Thousand Nine Hundred Ninety-Eight Dollars (US$2,599,998). Such payment shall be made as described in Section 2.6 below and shall be subject to offset as described in Subsection 2.5(d) below; and

         d) Purchaser may, in addition to and without in any way waiving its other remedies under this Agreement or otherwise, withhold installment payments of the Purchase Price as set out in Subsection 2.5(c) to cover legal expenses reasonably incurred by Purchaser in defending against infringement litigation and to offset any payment of damages, settlements or royalties to third parties in the event that sales of any of the DSS II Business products that are acquired by Purchaser pursuant to this Agreement are claimed to infringe patents or other intellectual property of any third party and such claims become the subject of litigation. It is a condition precedent to Purchaser's right to so withhold payment and to so offset that, upon the filing of any such suit, Purchaser and ADA shall cease to sell that portion of the DSS II Business product or products which is the subject of such litigation.

         2.6 MANNER OF PAYMENT. In partial payment of the Purchase Price, Purchaser and ADA, if designated by Purchaser, shall pay the sum set out in Subsection 2.5(a) to Nortel at the Time of Closing by wire transfer in immediately available funds to *. Any sums which Purchaser determines to pay, in Purchaser's sole discretion, pursuant to Subsection 2.5(c) to Nortel in cash shall be paid by wire transfer in immediately available funds to * in three equal installments as follows: the first on or before July 15, 1997, the second on or before October 15, 1997 and the third on or before January 15, 1998.

         2.7 ISSUANCE OF STOCK AND WARRANTS; REGISTRATION RIGHTS. The issuance of the Warrants and the shares of Purchaser Common Stock in partial payment of the Purchase Price, if any, as set out in Subsections 2.5(b) and 2.5(c) shall be governed by the Stock and Warrant Purchase Agreement. In the event that Purchaser determines to pay, in Purchaser's sole discretion, pursuant to Subsection 2.5(c) any sums in shares of Purchaser Common Stock, the number of shares of Purchaser Common Stock, if any, to be issued to Nortel on the following dates shall be equal to the amount of the payment to be made by Purchaser in Purchaser Common Stock divided by the Closing Price for the quarter ending immediately prior to the date of payment. Such shares issued to Nortel, if any, shall be issued in three installments as follows: the first on or before July 15, 1997, the second on or before October 15, 1997 and the third on or before January 15, 1998. The shares of Purchaser Common Stock issuable upon exercise of the Warrants and the shares of Purchaser Common Stock issued in partial payment of the Purchase Price, if any, shall be entitled to those certain rights to register the shares for resale in the United States public market pursuant to the Registration Rights Agreement.

         2.8 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set out in Schedule I.

* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

        2.9 EXPENSES AND TAXES. The parties to this Agreement shall be solely responsible for their respective legal, accounting, taxes and other fees and costs with respect to the transactions that are the subject of this Agreement. Purchaser shall be liable for and pay all taxes, duties and like charges properly payable upon and in connection with the conveyance of the Purchased Assets and the grant of the license to the DSSII Products.

         2.10 TITLE. Title to the Purchased Assets shall pass to Purchaser or ADA as designated by Purchaser at the Time of Closing and the Purchased Assets shall be at the risk of Nortel prior to Closing. Nortel and Purchaser acknowledge that it is intended that Nortel shall be entitled to the benefit of all revenues arising from the DSS II Business up to the Closing and shall be responsible for all expenses incurred by the DSS II Business up to the Closing.

         2.11 ELECTION. Nortel and the Purchaser shall elect jointly under Subsection 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder, and Nortel shall file such election in its GST return for its reporting period that includes the Closing Date. Nortel represents that its GST Registration Number is *.

         2.12 CONTINGENT PAYMENTS. Nortel shall pay to Purchaser the following payments (the "Contingent Payments") in order to establish a quality support incentive for Purchaser and to allow Purchaser to resource customer service and support functions to * the *, in the following manner, subject to the following conditions and as adjusted pursuant to this Section 2.12:

         a) On that date which is six months following the Closing, Nortel shall pay to Purchaser US Five Hundred Thousand Dollars (US$500,000) by certified cheque or bank draft drawn on the bank of Nortel payable to or to the order of Purchaser or ADA, as designated by Purchaser, in immediately available funds; and

         b) On that date which is one (1) year following the Closing, Nortel shall pay to Purchaser US Five Hundred Thousand Dollars (US$500,000) by certified cheque or bank draft drawn on the bank of Nortel payable to or to the order of Purchaser or ADA, as designated by Purchaser, in immediately available funds.

The payment in Subsection 2.12(b) is conditional upon Purchaser * a * as of the date which is one (1) year following the Closing as follows: (i) no * shall * an
* or * a * as a result of Purchaser's * under a purchase agreement; and (ii) no
* shall have been issued by * to the * or * in * to * of Nortel, at or above the *, for Purchaser's * to * of the * of * as of the Closing Date. Nortel hereby agrees that it shall * the terms and conditions of this provision.

* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Nortel agrees to use its best judgment in *, recognizing that some * of this portion of this Agreement to * Purchaser's * or other aspects of a *. Nortel acknowledges that Purchaser's * with * is *, and may not be * of * Purchaser. To the extent that * of Purchaser results in a *, Nortel agrees to * in view of this *. Notwithstanding the foregoing, Nortel's decision as to whether the foregoing conditions have been satisfied shall be made in Nortel's sole discretion, acting reasonably.

In the event the payment in Subsection 2.12(b) is required as set forth above, such payment shall be reduced by the amount equal to the aggregate amounts calculated as of each date of issuance of Purchaser Common Stock pursuant to Subsection 2.5(c) as follows, up to a maximum reduction of US $500,000: the product of (I) that amount that the reported closing price of a share of Purchaser Common Stock on the Nasdaq National Market on the date which is one day before the date which is one (1) year following the Closing is less than the Closing Price on the date such Purchaser Common Stock was issued to Nortel pursuant to Subsection 2.5(c) multiplied by (II) the number of shares of Purchaser Common Stock issued on such date. For example, assume (A) shares of Purchaser Common Stock are issued to Nortel pursuant to Subsection 2.5(c) only on July 15, 1997, (B) that on the date which is one day before the date which is one year following the Closing, the reported closing price of a share of Purchaser Common Stock is US$10, (C) the Closing Price for the July 15, 1997 payment was US$5 and (D) 173,333 shares of Purchaser Common Stock are issued to Nortel on July 15, 1997. No reduction in the payment due under Subsection 2.12(b) will be allowed. However, assume (W) shares of Purchaser Common Stock are issued to Nortel pursuant to Subsection 2.5(c) only on July 15, 1997, (X) that on the date which is one day before the date which is one year following the Closing, the reported closing price of a share of Purchaser Common Stock is US$4, (Y) the Closing Price for the July 15, 1997 payment was US$5 and (Z) 173,333 shares of Purchaser Common Stock are issued to Nortel on July 15, 1997. The payment due under Subsection 2.12(b) would be reduced by US$173,333 and Nortel would be required to pay to Purchaser US$326,667.

Nortel may, in addition to and without in any way waiving its other remedies under this Agreement or otherwise, withhold the payment of any portion of the Contingent Payment set forth in Section 2.12(b) above to offset against accrued Losses incurred by Nortel in defending against litigation for breach of Nortel's obligations to any Customers, which litigation arises directly from Purchaser's performance of any such obligation, whether as a subcontractor or otherwise or for any other litigation arising directly from Purchaser's performance of its obligations under the Assumed Liabilities.


                                    ARTICLE 3
                     NORTEL'S REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES. Nortel represents and warrants to Purchaser, as warranties and representations that are true at the date hereof and at the Time of Closing as if such warranties and representations were made at such time that:


* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

         a) Nortel is a corporation duly organized and validly existing under the laws of Canada, and has all requisite corporate power and authority to carry on the business of the DSS II Business as now conducted;

         b) Nortel has all requisite corporate power and authority (i) to execute, deliver and perform its obligations under the Transaction Agreements and this Agreement, and (ii) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement. All proceedings or corporate action on the part of Nortel, its officers, directors and shareholders required and necessary for the authorization, execution and delivery of this Agreement and the Transaction Agreements and the performance of all obligations of Nortel hereunder and thereunder has been taken or will be taken prior to the Closing, and each of this Agreement and the Transaction Agreements constitutes valid and legally binding obligations of Nortel, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

         c) the execution and delivery of this Agreement and the Transaction Agreements by Nortel and the consummation of the transactions herein and therein provided for will not, with or without the giving of notice or the passage of time, or both, result in:

              i) the breach or violation of any of the provisions of, or constitute default under, or conflict with or cause the acceleration of any obligation of Nortel under

                   A) any contract related to the Purchased Assets to which Nortel is a party or by which it or the Purchased Assets is or its properties are bound, including, without limitation, the Services Agreement and the License Agreement,

                   B) any provision of the constating documents or by-laws or resolutions or articles of the board of directors or shareholders of Nortel,

                   C) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Nortel,

                   D) any license, permit, approval, consent or authorization held by Nortel and related to the Purchased Assets, or

                   E)   any applicable, statute, ordinance, regulation or rule;
                        or

              ii) the creation or imposition of any encumbrance on any of the
                  Purchased Assets;

              which breach, violation or encumbrance would affect the Purchased Assets or Purchaser's rights thereto or enjoyment thereof after Closing;

         d) no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery by Nortel of this Agreement or any Transaction Agreement and the consummation by Nortel of the transactions contemplated by such agreements;

         e) subject to the rights of third parties set out in Section 2 of Schedule A, the Purchased Assets are owned by Nortel free and clear of all liens and encumbrances;

         f) Nortel's financial statements for the most recently completed fiscal period present fairly the assets and liabilities of the DSS II Business and its financial condition as of the dates of such financial records and fairly present the results of operations of the DSS II Business for the periods reflected in the financial records in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any interim financial statements);

         g) there are no claims, proceedings, actions, or lawsuits in existence, or, to the best of Nortel's knowledge, threatened or asserted against or with respect to the Purchased Assets which would have a material adverse effect on the Purchased Assets or the value thereof;

         h) there are no material agreements entered into by Nortel in respect of the purchase of the DSS II Business or the Purchased Assets, other than this Agreement and the Transaction Agreements; i) to the best of Nortel's knowledge, Nortel has complied in all material respects with all existing laws, rules, regulations and orders and has obtained all permits and licenses required to operate the DSS II Business, and the present use by Nortel of the Purchased Assets in the operation of the DSS II Business does not violate any laws, rules, regulations or orders;

         j) to the best of Nortel's knowledge, there are no licenses, permit registrations or governmental approvals, agreements or consents applied for, pending by, issued or given to Nortel which would have a material adverse effect on the DSS II Business, and no agreements with governmental authorities (provincial, state, local or foreign) entered into by Nortel which would have a material adverse effect on the DSS II Business are in effect or have been applied for or are pending.

         3.2 AS IS WHERE IS. THE PURCHASED ASSETS ARE SOLD ON AN AS IS WHERE IS BASIS IN THEIR CONDITION ON THE CLOSING DATE. EXCEPT AS

SET FORTH IN SECTION 3.1(c) ABOVE, THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY STATUTE, CONTRACT, TORT, PRODUCT LIABILITY OR OTHERWISE, REGARDING THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS, CONDITIONS AND GUARANTEES AS TO MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE, DESIGN, CONDITION OR QUALITY OF THE PURCHASED ASSETS.

         3.3 PURCHASER'S SOLE REMEDY. PURCHASER'S SOLE REMEDY FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 SHALL BE LIMITED TO THE INDEMNITY SET OUT IN SECTION 3.5.

         3.4 SURVIVAL OF NORTEL'S REPRESENTATIONS AND COVENANTS. Each representation, warranty, covenant and agreement of Nortel contained herein shall survive the execution and delivery of this Agreement and the Closing, and shall expire * after the Closing Date unless, on or before such expiry date, Purchaser has delivered to Nortel written notice of a claim relating to such representation, warranty, covenant or agreement.

         3.5 NORTEL'S LIABILITY. Subject to Section 3.4, and except as otherwise expressly provided for in this Agreement, Nortel shall be liable to Purchaser for, and shall indemnify and save harmless Purchaser from and against Losses sustained or incurred by Purchaser which arise out of, are based on, or are the result of:

         a) any misrepresentation or breach of representation, breach of warranty, nonfulfillment of covenant or agreement made by Nortel herein or in any certificate or other document delivered by or on behalf of Nortel pursuant hereto; or

         b) any failure of Nortel to comply with, or any breach by Nortel of, any of the covenants or agreements in this Agreement to be performed by Nortel, excluding in any event (with respect to both Sections 3.5(a) and 3.5(b))

              (iii)   anything for which Nortel is indemnified pursuant to
                      Section 4.4, and

              (iv)    anything for which liability is disclaimed pursuant to
                      Section 3.6;

excepting in each case any Losses to the extent that the same are caused by the negligence or willful misconduct of Purchaser. No claim shall be made by Purchaser hereunder unless written notice of such claim is delivered to Nortel within the time stipulated in Section 3.4 and such claim, together with any prior claims by Purchaser, exceeds *. In no event shall Nortel's cumulative liability under this Section 3.5 exceed *. It is agreed that if a misrepresentation or breach of warranty or covenant is discovered by Purchaser after



* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Closing, Purchaser's remedy shall be limited to indemnification as set forth herein and Purchaser shall not be entitled to rescission of this Agreement.

         3.6 CONDITIONS FOR INDEMNIFICATION. The indemnity contained in Section
3.5 shall apply only where the following conditions are satisfied:

         a) Nortel shall have sole conduct of all proceedings and negotiations connected with such claims;

         b) Purchaser (i) will promptly notify Nortel within twenty (20) calendar days of its receipt of a written notice of any such claims, (ii) will furnish Nortel within thirty (30) calendar days of its receipt of such notice with copies of any pleadings, correspondence or other documents relating to such claims that are in Purchaser's possession, and (iii) will not make any admissions regarding such claims;

         c) Purchaser will provide Nortel with reasonable assistance and authority in connection with such claims.

         3.7 LIMITATION OF NORTEL'S INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement, Nortel shall not be liable under the indemnification provisions of this Agreement or otherwise have any liability for any misrepresentation or breach of warranty or covenant to the extent that such misrepresentation or breach of warranty or covenant by Nortel is disclosed in any due diligence materials requested by and delivered to Purchaser prior to Closing; provided, however, that any failure of Purchaser to discover such misrepresentation or breach of warranty or covenant is not caused by the willful misconduct of Nortel.

                                    ARTICLE 4
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Nortel, as warranties and representations that are true at the date hereof and at the Time of Closing as if such warranties and representations were made at such time, that:

         a) Purchaser is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would be reasonably expected to have a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of Purchaser, taken as a whole. Except as disclosed in Purchaser's filings with the United States Securities and Exchange Commission, Purchaser has no subsidiaries;

         b) Purchaser has all requisite corporate power and authority (i) to execute, deliver and perform its obligations under this Agreement, the Transaction Agreements and the Warrants and (ii) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement. All proceedings or corporate action on the part of Purchaser, its officers, directors and shareholders required and necessary for the authorization, execution and delivery of this Agreement, the Transaction Agreements and the Warrants and the performance of all obligations of Purchaser hereunder and thereunder has been taken or will be taken prior to the Closing, and each of this Agreement, the Transaction Agreements and the Warrants constitutes valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

         c) the execution and delivery of this Agreement, the Transaction Agreements, and the Warrants by Purchaser and the consummation of the transactions contemplated herein and therein provided for will not, with or without the giving of notice or passage of time, or both, violate, nor be in conflict with, nor result in a breach or violation of any of the provisions of, or constitute default under, or cause the acceleration of any obligation of Purchaser under the provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over

              Purchaser, any applicable statute, ordinance, regulation or rule, or any provision of Purchaser's by-laws, or resolutions or articles of the board of directors or shareholders of Purchaser;

         d) as of the date of this Agreement, Purchaser is able to pay the cash portion of the Purchase Price in cash;

         e) all shares of Purchaser Common Stock to be issued to Nortel in partial payment of the Purchase Price, if any, and the Warrants shall be issued in a private transaction under the terms and conditions of the Stock and Warrant Purchase Agreement and Nortel's rights thereunder shall be governed by the terms and conditions of the Stock and Warrant Purchase Agreement;

         f) the financial statements of Purchaser present fairly the assets and liabilities of Purchaser and its financial condition as of the dates of such financial statements and fairly present the results of operations of Purchaser for the periods reflected in the financial statements in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any interim financial statements); and

         g) Purchaser is an American-controlled entity within the meaning and for the purposes of the Investment Canada Act, and will give notice of its acquisition of the Purchased Assets to Investment Canada in accordance with that Act.

         4.2 NORTEL'S SOLE REMEDY. NORTEL'S SOLE REMEDY FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 SHALL BE LIMITED TO THE INDEMNITY SET OUT IN SECTION 4.4.

         4.3 SURVIVAL OF PURCHASER'S REPRESENTATIONS AND COVENANTS. Each representation, warranty, covenant and agreement of Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing, and shall expire * after the Closing Date unless, on or before such expiry date, Nortel has delivered to Purchaser written notice of a claim relating to such representation, warranty, covenant or agreement.

         4.4 PURCHASER'S LIABILITY. Subject to Section 4.3 and except as otherwise expressly provided for in this Agreement, Purchaser shall be liable to Nortel for, and shall indemnify and save harmless Nortel from and against all Losses sustained or incurred by Nortel which arise out of, are based on, or are the result of:

         a) any misrepresentation or breach of representation, breach of warranty, nonfulfillment of covenant or agreement made by Purchaser herein or in any certificate or other document delivered by or on behalf of Purchaser pursuant hereto; or

         b) any failure of Purchaser to comply with, or any breach by Purchaser of, any of the covenants or agreements in this Agreement to be performed by Purchaser; or

         c)   Purchaser's performance or non-performance of the Assumed
              Liabilities;


* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

excepting in each case any Losses to the extent that the same are caused by the negligence or willful misconduct of Nortel. No claim shall be made by Nortel hereunder unless written notice of such claim is delivered to Purchaser within the time stipulated in Section 4.3 and such claim, together with any prior claims by Nortel, exceeds *. In no event shall Purchaser's cumulative liability under this Section 4.4 exceed *.

         4.5 CONDITIONS FOR INDEMNIFICATION. The indemnity contained in Section
4.4 shall apply only where the following conditions are satisfied:

         a) Purchaser shall have sole conduct of all proceedings and negotiations connected with such claims;

         b) Nortel (i) will promptly notify Purchaser within twenty (20) calendar days of its receipt of a written notice of any such claims, (ii) will furnish Purchaser within thirty (30) calendar days of its receipt of such notice with copies of any pleadings, correspondence or other documents relating to such claims that are in Nortel's possession, and (iii) will not make any admissions regarding such claims;

         c) Nortel will provide Purchaser with reasonable assistance and authority in connection with such claims.


                                    ARTICLE 5
                              CONDITIONS TO CLOSING

         5.1 CONDITIONS FOR PURCHASER'S BENEFIT. The obligations of Purchaser under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (each of which is for the exclusive benefit of Purchaser and may be waived in writing by Purchaser):

         a) all actions on the part of Nortel necessary to authorize the execution, delivery and performance of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein, shall have been duly and validly taken by Nortel;

         b) all of Nortel's representations and warranties contained in this Agreement and in the Transaction Agreements shall be true in all material respects at and as of the Time of Closing and Nortel shall have performed and satisfied in all respects all covenants and agreements required by this Agreement to be performed and satisfied by Nortel at or prior to the Closing;

         c) Nortel shall have executed and delivered to Purchaser the Stock and Warrant Purchase Agreement;

         d) Nortel shall have executed and delivered to Purchaser the Registration Rights Agreement;


* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

         e) Nortel shall have executed and delivered to Purchaser the Services Agreement; and

         f) Nortel shall have executed and delivered to Purchaser the License Agreement.

         5.2 CONDITIONS FOR NORTEL'S BENEFIT. The obligations of Nortel under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (each of which is for the exclusive benefit of Nortel and may be waived in writing by Nortel):

         a) all actions on the part of Purchaser necessary to authorize the execution, delivery and performance of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein, shall have been duly and validly taken by Purchaser;

         b) all representations and warranties of Purchaser contained in this Agreement and in the Transaction Agreements shall be true in all material respects at and as of the Time of Closing and Purchaser shall have performed and satisfied in all respects all covenants and agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing;

         c) Purchaser shall have executed and delivered to Nortel the Stock and Warrant Purchase Agreement;

         d) Purchaser shall have executed and delivered to Nortel the Registration Rights Agreement;

         e) Purchaser shall have executed and delivered to Nortel the Services Agreement;

         f) Purchaser shall have executed and delivered to Nortel the License Agreement.

         5.3 NON-FULFILLMENT OF CONDITIONS. If any of the conditions referred to in Sections 5.1 or 5.2 shall not be fully satisfied at or before the Closing, then the party for whose benefit such condition has been included in this Agreement may, at its option, either:

         a) complete the transactions contemplated by this Agreement, in which event such party shall be deemed to have waived such condition; or

         b) elect not to complete the transactions contemplated by this Agreement.

         5.4 NO PREJUDICE TO OTHER RIGHTS. No waiver by either party of the conditions set forth in Sections 5.1 or 5.2 in whole or in part shall in any way prejudice +or limit the rights and remedies of either party to claim or recover damages and compensation from the other party in respect of any inaccuracy in any representation or warranty that is not the subject of the waiver, or in respect of any breach or non-performance of any covenant or agreement of the other party contained in this Agreement that is not the subject of such waiver. No election by either party not to complete the transactions contemplated by this Agreement as a result of any breach or non-performance by the other party of any covenant or agreement contained in this Agreement, which breach or non-performance has resulted in a condition set forth in in Sections 5.1 or 5.2 failing to be satisfied at or before the Closing, shall in any way prejudice or limit the rights of the party electing not to complete in respect of such breach or non-performance by the other party.


                                    ARTICLE 6
                                     CLOSING

         6.1 TIME AND PLACE OF CLOSING. The Closing shall take place by way of courier or facsimile transmission commencing at 10:00 a.m. San Diego, California time, on the 27th day of June, 1997, or by such other manner at such other time as the parties may agree.

         6.2 NORTEL'S OBLIGATIONS ON CLOSING. At the Closing, Nortel shall deliver to Purchaser:

         a) a bill of sale in respect of the Purchased Assets, in the form attached hereto as Schedule K;

         b) a copy of the Stock and Warrant Purchase Agreement, executed on behalf of Nortel;

         c) a copy of the Registration Rights Agreement, executed on behalf of Nortel;

         d)   a copy of the License Agreement, executed on behalf of Nortel;

         e)   a copy of the Services Agreement, executed on behalf of Nortel;

         f) the prescribed form electing to have Section 167 of the Excise Tax Act (Canada) apply to the transfer of the Purchased Assets, duly executed by each of Nortel and ADA; and

         g) such other closing certificates as may be reasonably requested by Purchaser.

         6.3 PURCHASER'S OBLIGATIONS ON CLOSING. At the Closing, Purchaser shall deliver to Nortel:

         a) certified cheques or bank drafts payable to "Northern Telecom Limited" in the amount of US One Million Dollars (US$1,000,000) and any applicable taxes;

         b)   the Warrants in the name of "Northern Telecom Limited";

         c) a certified copy of a resolution of the Boards of Directors of Purchaser and ADA, if applicable, authorizing the purchase of the Purchased Assets and the execution and delivery of this Agreement and all agreements contemplated under this Agreement;

         d) a copy of the Stock and Warrant Purchase Agreement, executed on behalf of Purchaser;

         e) a copy of the Registration Rights Agreement, executed on behalf of Purchaser;

         f)   a copy of the License Agreement, executed on behalf of Purchaser;

         g)   a copy of the Services Agreement, executed on behalf of Purchaser;

         h) the prescribed form electing to have Section 167 of the Excise Tax Act (Canada) apply to the transfer of the Purchased Assets, executed on behalf of Purchaser; and

         i) such other closing certificates as may be reasonably requested by Nortel.


                                    ARTICLE 7
                              POST-CLOSING MATTERS

         7.1 NORTEL TO PROVIDE ACCESS AND FACILITIES. After the Time of Closing and until such time as Purchaser can move the Purchased Assets to the Purchaser's premises, such move to be completed as soon as practicable but no later than December 31, 1997, or such earlier date of which Purchaser gives Nortel notice, Nortel shall provide access in accordance with the Transition Plan.

         7.2 POST-CLOSING ACCESS TO BOOKS AND RECORDS. Purchaser and Nortel agree that, subsequent to the Closing Date, they will grant to each other and each other's agents reasonable access during normal business hours to any books and records then in their possession or in the possession of their respective affiliates solely to the extent of information contained in such books and records that relates to Nortel's operation of the DSS II Business prior to the Closing Date and is shown to be needed for tax, accounting, operations or other reasonable business purposes.

         7.3 ACCOUNTS RECEIVABLE. Purchaser shall provide all reasonable assistance to Nortel with respect to the collection from Customers by Nortel of any accounts receivable which relate to the Purchased Assets and which accrued prior to the Closing. If Purchaser receives payment of any such accounts receivable, such payment shall be received in trust for Nortel and shall forthwith be paid by Purchaser to Nortel. Purchaser shall provide Nortel with reasonable details of any payment received by Purchaser and paid over to Nortel pursuant to this Section, and, if requested by Nortel, a full accounting of all such payments received by Purchaser.


                                    ARTICLE 8
                            CONFIDENTIAL INFORMATION

         8.1 CONFIDENTIALITY. Except as required by law, all information provided to Purchaser in contemplation of and pursuant to this Agreement and the terms and conditions of this Agreement shall be kept confidential by Purchaser in accordance with the terms of the Non-Disclosure Agreement dated January 8, 1997 between Nortel and Purchaser.

         8.2 PUBLICITY. No party to this Agreement shall make any public disclosure or publicity release or disclose the existence of or the terms and conditions of this Agreement to any other person without the prior written consent of the other party, except that either party may disclose the existence of this agreement to: (i) its agents, representatives or others who will assist such party in conducting, evaluating or facilitating each party's due diligence review; (ii) its lenders or investors; and (iii) governmental agencies, where counsel deem such disclosure necessary to comply with applicable laws; provided that the foregoing shall not be deemed to prevent either Nortel or Purchaser from making any public announcement which may be required by the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder or the rules and regulations of any securities exchange upon which the securities of Nortel or Purchaser are traded.


                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 ASSIGNMENT. Purchaser may assign all or any part of this Agreement to (i) an Affiliate, (ii) a non-Affiliate third party in connection with any merger or acquisition activity to which Purchaser is a party and (iii) a non-Affiliate third party subcontractor; provided, however, that Purchaser cannot make such subcontractor assignment without the prior written consent of Nortel and unless the duties assigned to such subcontractor will be performed under the management and direction of Purchaser, and Purchaser shall remain liable for the performance and obligations of such subcontractor assignee.

         9.2 COUNTERPARTS; FACSIMILE. This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted, this Agreement shall be for all purposes as effective as if the parties had delivered an executed original Agreement.

         9.3 CONFLICT IN TERMS. Wherever any provision of any Schedule to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement shall prevail. All documents executed and delivered pursuant to this Agreement are subordinate to the provisions of this Agreement and, except as otherwise expressly provided, the provisions of this Agreement shall govern and prevail in the event of a conflict between the provisions of any such document and the provisions of this Agreement.

         9.4 COSTS AND EXPENSES. Each party shall be responsible for and shall pay its own costs and expenses incidental to the preparation of and carrying out of this Agreement and the documents and agreements contemplated hereunder.

         9.5 ENTIRE AGREEMENT. This Agreement, including the Schedules thereto, states and comprises the entire agreement between the parties and shall supersede and replace any and all prior agreements between the parties and may be amended only by written instrument signed by both parties.

         9.6 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finder's fee or commission to any broker, finder or any other third party in connection with this transaction. Each party agrees to indemnify and hold harmless the other from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees or representatives is responsible.

         9.7 FURTHER ASSURANCES. At Closing and thereafter as may be necessary or desirable, and without further consideration, each of the parties shall execute, acknowledge and deliver such other documents, including, without limitation, assignments of the DSS II Products included in the Purchased Assets and shall take or refrain from taking such action as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assure the completion of the transactions contemplated hereby.

         9.8 GOVERNING LAW. This Agreement shall governed by and construed in accordance with the laws of the Province of British Columbia, Canada and the courts of the Province of British Columbia and appellate courts therefrom shall have non-exclusive jurisdiction to determine all matters in dispute hereunder and the parties hereby attorn to the non-exclusive jurisdiction of such courts.

         9.9 NOTICE. Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and may be given by facsimile transmission or by delivery, addressed as follows:

                  To Nortel:           Northern Telecom Limited
                                       8200 Dixie Road, Suite 100
                                       Brampton, Ontario
                                       L6T 5P6

                                       Attention: ________________, _________

                                       Telephone No.:(___) ___-____
                                       Facsimile No.:(___) ___-____

                  With a copy to:      Office of General Counsel

                  To Purchaser:        Applied Digital Access, Inc.
                                       9855 Scranton Road
                                       San Diego, California
                                       U.S.A.  92121

                                       Attention:  President

                                       Telephone No.:(619) 623-2200
                                       Facsimile No.:(619) 623-2208

                  With a copy to:      Brobeck, Phleger & Harrison LLP
                                       550 West C Street, Suite 1300
                                       San Diego, California
                                       U.S.A.  92101

                                       Attention: Faye H. Russell, Esq.

                                       Telephone No.:(619) 234-1966
                                       Facsimile No.:(619) 234-3948

Either of the parties may from time to time change its address for service herein by giving written notice to the other party. Any notice may be served by personal service upon a party or by facsimile to the number for notice hereunder. Any notice given by service upon a party and any notice given by facsimile shall respectively be deemed to be given to and received by the addressee on the day (except Saturdays, Sundays, and statutory holidays) of service or the day of receipt.

         9.10 NO CONSEQUENTIAL LOSSES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY FOR DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE LICENSE AGREEMENT, EVEN IF CAUSED BY SUCH PARTY'S NEGLIGENCE AND EVEN IF SUCH PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

         9.11 NO WAIVER. No failure on the part of either party to exercise any right or remedy in respect of this Agreement shall operate as a waiver thereof, unless it is in writing and signed by such party. Unless expressly provided for therein, such waiver shall not limit or affect the rights of the party with respect to any other or subsequent breach of the same or any other provision. No single or partial exercise of any right or remedy in respect of this Agreement shall preclude any other or further exercise thereof or the exercise of any right or remedy at law or in equity or by statute or otherwise conferred.



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
         9.12 SEVERABILITY. In the event that any particular provision or provisions of this Agreement is or are determined to be invalid, illegal or unenforceable in any respect, then the particular provision or provisions shall be deemed to be severed from the remainder of this Agreement and the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired, unless as a result of any such determination this Agreement would fail in its essential purpose.








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
         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


APPLIED DIGITAL ACCESS, INC.
by its authorized signatory:


Per:
         --------------------------------
         Name:
         Title:


NORTHERN TELECOM LIMITED
by its authorized signatory:


Per:
         --------------------------------
         Name:
         Title:


Per:
         --------------------------------
         Name:
         Title:











                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]





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